                                                                   Exhibit 10.99

The omitted portions indicated by asterisks have been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

                            SHARE PURCHASE AGREEMENT

                                     BETWEEN

                            Q-MED INTERNATIONAL B.V.

                                       AND

                              STARTSKOTTET 21914 AB

                          DATED AS OF FEBRUARY 10, 2003

                            SHARE PURCHASE AGREEMENT

                  SHARE PURCHASE AGREEMENT dated as of February 10, 2003 (this "AGREEMENT") between Q-Med International Holding B.V., a company organized under the laws of the Netherlands (the "SELLER"), and Medicis Sweden Holdings AB, a company organized under the laws of the Kingdom of Sweden (the "PURCHASER").

                  WHEREAS, the Seller owns all of the outstanding shares (the "SHARES") of HA North American Sales AB, a company organized under the laws of the Kingdom of Sweden ("NEWCO");

                  WHEREAS, the Seller desires to sell the Shares to the Purchaser and the Purchaser desires to purchase the Shares, subject to the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  1.1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

                  "ACTION" shall mean any action, claim, suit, litigation, arbitration, investigation, notification, audit or other proceeding brought by a Governmental Authority or other Person.

                  "AESTHETIC ENHANCEMENT" shall mean the alteration of the visual appearance, visual form or visual shape of the naked human body or any of its components; provided that Aesthetic Enhancement shall not be deemed to include modification, restoration, adjustment or correction of functions of the human body or any of its component parts.

                  "AFFILIATE" of a Person shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition, the term "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

                  "AGREEMENT" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

                  "AMENDED AND RESTATED LICENSE AGREEMENT" shall mean the Amended and Restated Intellectual Property License Agreement, to be entered into prior to the Closing Date between Newco and Q-Med, amending and restating the License Agreement.

                  "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York or Sweden are authorized or obligated by Law or executive order to remain closed.

                  "CANADA'S FDA" means Health Canada's Food and Drugs Act, R.S.C. 1985, c. F-27, as amended.

                  "CHANGE IN CONTROL" shall mean (a) the disposition of all or substantially all of the outstanding shares, assets or business of a Party on a consolidated basis; or (b) any transaction or event (or series of transactions or events) as a result of which any Person (other than an Affiliate of such Party), acting singly or as a part of a "partnership, limited partnerships, syndicate or group" (within the meaning of Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended): (i) acquires (by purchase, merger, consolidation or otherwise) or for the first time controls or is able to vote (directly or through nominees, beneficial ownership, proxy or contract) fifty percent (50%) or more of the aggregate of all outstanding equity securities of a Party; or (ii) acquires (by purchase, merger, consolidation or otherwise) or for the first time is able to nominate or designate (directly or through nominees, beneficial ownership, proxy or contract) at least fifty percent (50%) of the nominees to the board of directors of such Party, in each of (a) or (b), in the event that the Seller or the Purchaser, as the case may be, was not a party to the applicable transaction and/or such transaction was not approved by the Board of Directors of the Seller or the Purchaser, as the case may be.

                  "COMMERCIAL DISTRIBUTION" shall mean a distribution in accordance with the terms and conditions of the Transaction Agreements for purposes other than Investigational Distribution.

                  "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement, dated as of December 5, 2002, between Credit Suisse First Boston (Europe) Limited, solely as Q-Med's representative, and Medicis Pharmaceutical Corporation, a Delaware corporation ("MEDICIS"), as the same may be amended from time to time in accordance with its terms, which shall supercede and replace in their entirety any and all confidentiality agreements or arrangements entered into prior to the Closing Date by the Parties or their respective officers, directors, employees, agents, consultants or representatives with respect to the transactions contemplated by the Transaction Agreements, other than the Prior Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

                  "ESCROW AGENT" shall mean an escrow agent selected by mutual agreement of the Seller and the Purchaser.

                  "ESCROW AGREEMENT" shall mean the Escrow Agreement to be entered into among the Seller, the Purchaser and the Escrow Agent, in substantially the form attached hereto as Exhibit B, with such changes and additions as the Escrow Agent shall reasonably request to the extent agreed to by the Parties, as the same may be amended from time to time in accordance with its terms.

                  "FDA" shall mean the United States Food and Drug
Administration.

                  "FDCA" shall mean the United States Federal Food, Drug and Cosmetic Act of 1938, as amended (21 U.S.C. 301 et seq.).

                  "FIELD" shall mean dermatologic aesthetic enhancement and the aesthetic enhancement of the lips.

                  "GOVERNMENTAL AUTHORITY" shall mean any supranational, national, federal, state, provincial or local judicial, legislative, executive or regulatory authority.

                  "HSR ACT" shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "IMPROVEMENTS" shall mean any replacements, improvements or modifications, including without limitation, new indications or new uses, in each case in the Field.

                  "INVESTIGATIONAL DISTRIBUTION" shall mean distribution in accordance with the terms and conditions of the Transaction Agreements pursuant to the requirements of 21 C.F.R. Part 812 in the United States and Part 3 of the Canadian Medical Device Regulations SOR/98-282 in Canada.

                  "LAWS" shall mean all applicable laws, statutes, rules, regulations, ordinances, and other pronouncements of law of any Governmental Authority.

                  "LICENSE AGREEMENT" shall mean the Intellectual Property License Agreement, dated as of December 20, 2002 between Q-Med AB, a company organized under the laws of the Kingdom of Sweden ("Q-MED"), and Q-Med Holding Sweden AB, a company organized under the laws of the Kingdom of Sweden and a wholly owned subsidiary of Q-Med ("HOLDCO"), which was assigned by Holdco to Newco as of December 27, 2002.

                  "LICENSED PRODUCTS" ****

                  "LICENSED RIGHTS" shall have the meaning set forth in the Amended and Restated License Agreement.

                  "LOSS" or "LOSSES" shall mean any and all damages, fines, fees, penalties, deficiencies, losses and expenses, including reasonable legal fees and expenses but excluding loss of profits or other special, punitive or consequential damages.

                  "NEW PRODUCTS" ****

                  "NEWCO ORGANIZATIONAL DOCUMENTS" shall have the meaning set forth in Section 3.1 hereof.

                  "PARTY" shall mean the Seller or the Purchaser and, when used in the plural, means both the Seller and the Purchaser or their respective Permitted Transferees or Third Party transferees, in each case upon the consummation of a Transfer in accordance with the terms and conditions herein.

                  "PERMITTED TRANSFEREE" shall mean Medicis or any Affiliate of Medicis or the Seller, as applicable, of whom Medicis or the Seller, as applicable, owns or controls more than fifty percent (50%) of the voting securities or economic interest; provided, that the Purchaser or the Seller, as applicable, shall remain directly liable for the performance by the Permitted Transferee of all obligations of the Purchaser or the Seller, as applicable, under this Agreement and no Transfer to a Permitted Transferee hereunder shall relieve the Purchaser or the Seller, as applicable, of its obligations pursuant to this Agreement.

                  "PERSON" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other entity or organization.

                  "PMA APPLICATION" shall mean a premarket approval application under section 515(c) of the FDCA requesting FDA's approval to commercially sell and distribute a Licensed Product in the United States and its territories and possessions, including all information submitted with or incorporated by reference therein.

                  "PMA APPROVAL" shall mean approval from the FDA of a PMA Application.

                  "PMA SUPPLEMENT" shall mean a supplemental application to an approved PMA Application requesting FDA's approval of a Licensed Product or relating to the manufacture or Labeling thereof, including all information submitted with or incorporated by reference therein.

                  "PMA SUPPLEMENT APPROVAL" shall mean FDA's approval of a PMA Supplement allowing Commercial Distribution of a Licensed Product.

                  "PRE-CLOSING TAX PERIOD" shall mean any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

                  "PRIOR CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 5.6(c) hereof.

                  "REGULATORY APPROVALS" shall have the meaning set forth in the Supply Agreement.

                  "SUPPLY AGREEMENT" shall mean the Supply Agreement to be dated as of the Closing Date between Q-Med and Medicis as the same may be amended from time to time in accordance with its terms.

                  "TAX" or "TAXES" shall mean (i) any income, gross receipts, license, capital, profits, sales, use, franchise, property, transfer, registration, value added, or other tax of any kind whatsoever (whether payable directly or by withholding), including any interest, penalty, or addition thereto, whether disputed or not, imposed by any taxing authority (a "TAXING

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                                                                               6

AUTHORITY"), (ii) liability for payment of any amount of the type described in clause (i) as a result of having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or party to any agreement or arrangement, and (iii) liability for the payment of any amount as a result of being a party to any Tax sharing agreement or with respect to the payment of any amount of any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement.

                  "TAX RETURN" shall mean any return, declaration, report, form, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "TERRITORY" shall mean United States, including its territories and possessions, and Canada.

                  "THIRD PARTY" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

                  "TRADEMARKS" shall have the meaning set forth in the Asset Transfer Agreement, dated as of December 20, 2002, between Q-Med and Holdco, a true and correct copy of which, including any and all amendments, modifications or supplements thereto, is attached hereto as Exhibit C.

                  "TRANSFER" shall mean any Change in Control or Volitional Change in Control of a Party or a transfer or assignment by a Party of its rights and obligations under this Agreement.

                  "TRANSFEREE" shall mean any Person who or which acquires Shares from the Purchaser in accordance with the terms and conditions of this Agreement and simultaneously therewith shall have succeeded to the Purchaser's rights and obligations hereunder Transferred to it all in accordance with this Agreement.

                  "TRANSACTION AGREEMENTS" shall mean this Agreement, the Supply Agreement, the Amended and Restated License Agreement, the Escrow Agreement and the Confidentiality Agreement.

                  "VOLITIONAL CHANGE IN CONTROL" shall mean (a) the disposition of all or substantially all of the outstanding shares, assets or business of a Party on a consolidated basis; or (b) any transaction or event (or series of transactions or events) as a result of which any Person (other than an Affiliate of such Party), acting singly or as a part of a "partnership, limited partnerships, syndicate or group" (within the meaning of Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended): (i) acquires (by purchase, merger, consolidation or otherwise) or for the first time controls or is able to vote (directly or through nominees, beneficial ownership, proxy or contract) fifty percent (50%) or more of the aggregate of all outstanding equity securities of a Party; or (ii) acquires (by purchase, merger, consolidation or otherwise) or for the first time is able to nominate or designate (directly or through nominees, beneficial ownership, proxy or contract) at least fifty percent (50%) of the nominees to the board of directors of such Party, in each of (a) or (b), in which the Seller or the Purchaser, as the case may be, was a party to the applicable transaction or of which the Board of Directors of the Seller or the Purchaser, as the case may be, shall have approved.

                  1.2.     OTHER DEFINITIONAL PROVISIONS.

                  (a) The words "HEREOF", "HEREIN", "HERETO" and "HEREUNDER" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) The term "INCLUDING" shall mean "INCLUDING, WITHOUT LIMITATION".

                  (d) When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of or a Schedule to, this Agreement unless otherwise indicated.

                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

                  2.1. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, at the Closing the Seller shall sell, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase from the Seller the Shares.

                  2.2. PURCHASE PRICE. The purchase price for the Shares shall be One Hundred Sixty Million United States Dollars (US$160,000,000.00) (the "PURCHASE PRICE") and shall be paid as follows:

                  (a) Fifty-Eight Million Two Hundred and Forty Thousand United States Dollars (US$58,240,000.00) shall be paid upon the Closing Date to the Seller, which amount shall be paid to the Seller free and clear of, and without deduction for, any withholding or similar taxes.

                  (b) Fifty-Three Million Two Hundred and Eighty Thousand United States Dollars (US$53,280,000) (the "ESCROW AMOUNT") shall be paid upon the Closing Date by wire transfer in immediately available funds to the Escrow Agent for deposit pursuant to the terms of the Escrow Agreement. Subject to
Section 2.2(d) below, upon the receipt by the Seller or its Affiliates of the PMA Approval with respect to Restylane(R), the Seller shall promptly provide written notice and a copy of such approval to the Purchaser and the Escrow Agent. Within ten (10) Business Days following the date of such notice, the Purchaser shall provide written notice to the Seller and the Escrow Agent whether it accepts such approval, and on the next succeeding Business Day after any such acceptance, the Escrow Agent shall pay to the Seller the Escrow Amount and shall pay to the Purchaser any income on the Escrow Amount, such payment to the Seller to be payable free and clear of, and without deduction for, any withholding or similar taxes (such payment sometimes referred to herein as a "MILESTONE PAYMENT" or the "RESTYLANE(R) MILESTONE PAYMENT").

                  (c) The Purchaser shall pay to the Seller the additional milestone payments as set forth below, each such payment to be paid to the Seller free and clear of, and without deduction for, any withholding or similar taxes (each, a "MILESTONE PAYMENT" and in the aggregate with the Restylane(R) Milestone Payment, the "MILESTONE PAYMENTS").

                  (i) Upon the aggregate cumulative net sales for a consecutive twelve (12) month period of the Licensed Products in the Territory in accordance with the Transaction Agreements by the Purchaser and its Affiliates reaching Forty Million United States Dollars (US$40,000,000.00) (the "NET SALES MILESTONE PAYMENT"), the Purchaser shall promptly, and in any event within ten (10) Business Days following a month end, provide to the Seller written notice thereof and the Purchaser shall pay to the Seller Nineteen Million Three Hundred Sixty Thousand United States Dollars (US$19,360,000). Notwithstanding the foregoing, if the Seller reasonably believes that such Net Sales Milestone Payment has been reached by the Purchaser and its Affiliates and the Seller has not received written notice thereof from the Purchaser, the Seller shall have the right to inspect, upon reasonable prior notice to the Purchaser and during the Purchaser's normal business hours, the books and records of the Purchaser and its Affiliates related thereto; and

                  (ii) Upon the receipt by the Seller or its Affiliates of the PMA Approval or PMA Supplement Approval with respect to Perlane(TM), the Seller shall promptly provide written notice and a copy of such approval to the Purchaser. Within ten (10) Business Days following the date of such notice, the Purchaser shall provide written notice to the Seller whether it accepts such approval, and within five
         (5) Business Days of any such acceptance, the Purchaser shall pay to the Seller Twenty-Nine Million One Hundred and Twenty Thousand United States Dollars (US$29,120,000) (the "PERLANE(TM) MILESTONE PAYMENT").

                  (d)      In the event that the PMA Approval with respect to
(i) Restylane(R) referenced in Section 2.2(b) above or (ii) Perlane(TM) referenced in Section 2.2(c)(ii) above is received by the Seller or its Affiliates**** the Purchaser shall state in its notice of acceptance of such PMA Approval, to be delivered in accordance with Section 2.2(b) or 2.2(c)(ii), as the case may be, that the Purchaser accepts such PMA Approval **** and (i) the Escrow Agent shall pay to the Seller with respect to Restylane(R), (A) Twenty-Six Million Six Hundred and Forty Thousand United States Dollars (US$26,640,000) on the next Business Day after receipt by the Seller and the Escrow Agent of the Purchaser's notice of acceptance of such PMA Approval and
(B) Twenty-Six Million Six Hundred and Forty Thousand United States Dollars (US$26,640,000) on the next Business Day after receipt by the Purchaser and the Escrow Agent from the Seller of a copy of FDA documentation **** and (ii) the Purchaser shall pay to the Seller with respect to Perlane(TM), (A) Fourteen Million Five Hundred and Sixty Thousand United States Dollars (US$14,560,000) on the next Business Day after receipt by the Seller of the Purchaser's notice of acceptance of such PMA Approval and (B) Fourteen Million Five Hundred and Sixty Thousand United States Dollars (US$14,560,000) within five (5) Business Days after receipt by the Purchaser from the Seller of a copy of FDA documentation****.

                  (e)      No part of any payments made in accordance with this
Section 2.2 shall under any circumstances or for any reason whatsoever be refundable to, or recoverable by, the Purchaser; provided that nothing in this
Section 2.2(e) shall affect the rights or obligations of the Parties pursuant to
Article IX hereof.

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                                                                               9

                  2.3. CLOSING. (a) The closing of the transactions contemplated hereby (the "CLOSING") will take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, or at such other place as may be mutually agreeable in writing by the Parties hereto, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VI and Article VII, respectively, or such other date as the Parties may agree to in writing (the "CLOSING DATE"). At the Closing, the Parties hereto will duly execute and deliver all documents and instruments required to be delivered, and the Purchaser will make all payments required to be paid by the Purchaser at the Closing, in each case as provided in this Agreement. The Closing of the transactions contemplated hereby shall be deemed to have occurred as of 12:01 a.m. (New York City time) on the Closing Date.

                  (b) At the Closing, the Seller shall deposit the Shares with the Escrow Agent on behalf of the Purchaser, such Shares shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

                  2.4. METHOD OF PAYMENT. All amounts payable by the Purchaser hereunder shall be paid in United States Dollars by wire transfer in immediately available funds to such bank account as designated from time to time in writing by the Seller to the Purchaser at least three (3) Business Days prior to the date such payment is due.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  The Seller hereby represents and warrants to the Purchaser that:

                  3.1. CORPORATE ORGANIZATION AND AUTHORITY. The Seller is a company duly organized, validly existing and in good standing under the Laws of the Netherlands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Newco is a company duly organized, validly existing and in good standing under the laws of the Kingdom of Sweden and a true, correct and complete copy of the registration certificate and articles of association of Newco as in effect as of the date of this Agreement are attached hereto as Exhibit E (the "NEWCO ORGANIZATIONAL DOCUMENTS"). The execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder, and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application relating to or affecting enforcement of creditors' rights and Laws concerning equitable remedies.

                  3.2. OWNERSHIP OF THE SHARES. (a) The authorized capital stock of Newco consists of 1,000 shares of par value 100 SEK per share (the "EQUITY SECURITIES") and no shares of Equity Securities are held by Newco as treasury stock. The Shares represent all of the issued and outstanding Equity Securities. The Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable. The Seller holds of record and beneficially the Shares, free and clear of any lien, mortgage, pledge, encumbrance, charge or other security interest (collectively, "LIENS"). Upon delivery of and payment for the Shares as contemplated herein, the Seller will transfer to the Purchaser good and valid title to the Shares, free and clear of all Liens.

                  (b) There is no existing option, warrant, call, right, commitment or other agreement to which the Seller or Newco is a party requiring, and there are no securities of Newco outstanding which upon the conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Newco or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase capital stock or other equity securities of Newco. Neither the Seller nor Newco is a party to any voting trust or other voting agreement with respect to any of the shares of Equity Securities or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of Newco other than this Agreement.

                  3.3. NO CONFLICT. Except as set forth on Schedule 3.3, the execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both, violate, conflict with or cause a breach or termination of or constitute a default under (i) the provisions of any Law applicable to the Seller or its properties or assets, or applicable to Newco or its properties or assets; (ii) the provisions of the constituent organizational documents or other governing instruments of the Seller or Newco; (iii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller or Newco is a party or by which either of them or the Licensed Products, Licensed Rights or the Trademarks are bound or subject, or (iv) any judgment, decree, order or award of any court or Governmental Authority applicable to the Seller or its properties or assets, or to Newco or its properties or assets.

                  3.4. GOVERNMENTAL AND THIRD PARTY CONSENTS. Except as set forth on Schedule 3.4, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be obtained from any Third Party by the Seller by virtue of the execution of this Agreement.

                  3.5. CONTRACTS, ASSETS AND LIABILITIES. Except as set forth on Schedule 3.5 and the agreements or other arrangements described in
Section 5.15 and, as of the Closing, cash in the amount of SEK 125,000. Newco does not have (a) any contracts, agreements, commitments, obligations or other similar understandings, whether oral or written, (b) any liabilities or obligations of any nature whatsoever or (c) any assets, including but not limited to, real property, intellectual property or personal property.

                  3.6. LITIGATION. Except as set forth on Schedule 3.6, as of the date of this Agreement, (i) there are no Actions pending or, to the Seller's knowledge, threatened, which could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the prospects or condition (financial or otherwise) of Newco, the Trademarks or the Regulatory Approvals for the Licensed Products in the Territory and (ii) no circumstances exist which, to the knowledge of the Seller, are reasonably likely to result in any Action of the kind described in clause (i) above.

                  3.7. BROKERS. Except for Credit Suisse First Boston (Europe) Limited, the fees and expenses of which will be paid by the Seller, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by the Transaction Agreements based upon any arrangement, actions or agreement by or on behalf of the Seller or its Affiliates.

                  3.8. TAXES. Newco has timely filed all Tax Returns that it was required to file under applicable Law with the applicable Taxing Authorities (or to the extent there is any delay in filing, such delay has been cured). All such Tax Returns were correct and complete in all material respects. All Taxes due and owed by Newco have been duly and timely paid, or withheld or remitted to the appropriate Taxing Authority (or to the extent there is a delay in payment, such delay has been cured). There are no Liens for Taxes on any of the assets of Newco. No amount of the type described in clause (ii) or (iii) of the definition of Tax is currently payable by Newco, regardless of whether such Tax is imposed on Newco. None of the Seller, Newco or Q-Med, has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of Newco affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions and waivers, has not yet expired. No election has been made under United States Treasury Regulation Section 301.7701-3 or any similar provision of Tax Law to treat Newco as an association, corporation, partnership or disregarded entity, other than an election required to be made by Newco at the Purchaser's request. Newco is not a party to any Tax allocation or sharing agreement.

                  3.9. EMPLOYEE BENEFITS. Except as set forth on Schedule 3.9(a), Newco has no employees in the Territory and only one employee outside the Territory. Except as set forth on Schedule 3.9(b), Newco has never maintained any employee benefit plans subject to the Internal Revenue Code of 1986, as amended (the "CODE"), any similar Canadian Law or the Laws of any other jurisdiction, except as required by Law (such required plans, including any benefits listed on Schedule 3.9(b) the "EMPLOYEE BENEFIT PLANS").

                  3.10. TRADEMARKS. Newco is the sole owner of the Trademarks and the goodwill represented by them.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser represents and warrants to the Seller as follows:

                  4.1. CORPORATE ORGANIZATION AND AUTHORITY. The Purchaser is a company duly organized, validly existing and in good standing under the laws of the Kingdom of Sweden and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder, and the consummation by the

Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application relating to or affecting enforcement of creditors' rights and Laws concerning equitable remedies.

                  4.2. NO CONFLICT. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both, violate, conflict with or cause a breach or termination of or constitute a default under (i) the provisions of any Law applicable to the Purchaser or its properties or assets; (ii) the provisions of the constituent organizational documents or other governing instruments of the Purchaser; (iii) any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which the Purchaser is a party or by which it is bound or subject; or (iv) any judgment, decree, order or award of any court or Governmental Authority applicable to the Purchaser or its properties or assets.

                  4.3. GOVERNMENTAL AND THIRD PARTY CONSENTS. Except as set forth on Schedule 4.3, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be obtained from any Third Party by the Purchaser by virtue of the execution and delivery of this Agreement.

                  4.4. BROKERS AND FINDERS. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based upon any arrangement, actions or agreement by or on behalf of the Purchaser.

                  4.5. FINANCING. The Purchaser has, and on the Closing Date will have, sufficient funds to purchase the Shares in accordance with the terms and conditions hereof, pay all of its related fees and expenses and affect all other transactions contemplated hereby.

                  4.6. INVESTMENT. This Agreement is made with the Purchaser in reliance upon its representation to the Seller, which by the Purchaser's execution of this Agreement the Purchaser hereby confirms, that the Shares to be received by the Purchaser will be acquired for investment purposes only for the Purchaser's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing any of the Shares. By executing this Agreement, the Purchaser further represents that it has no current contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participation to such Person or to any Third Party, with respect to any of the Shares. Notwithstanding the foregoing, nothing contained herein shall prohibit or otherwise prevent the Purchaser from transferring, selling or otherwise disposing of the Shares in the future in compliance with applicable Laws and Sections 5.7, 5.8, 5.9 and 11.1 hereof.

                  4.7. INVESTIGATION. The Purchaser has been afforded full and adequate access to the business, operations, books, records, facilities and personnel of the Seller and its Affiliates for purposes of conducting a due diligence investigation of the Licensed Products, the Licensed Rights and the Trademarks. The Purchaser acknowledges that it has conducted a full due diligence investigation of the Seller and its Affiliates, the Licensed Products, the Licensed Rights and the Trademarks. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of the Seller or the Seller's representatives (except the specific representations and warranties of the Seller set forth in this Agreement and the specific representations and warranties of the Seller's Affiliates set forth in the other Transaction Agreements), and the Purchaser:

                  (a) has no knowledge that any of the representations and warranties of the Seller set forth in Article III of this Agreement is not true or correct in all material respects; and

                  (b) agrees that none of the Seller's or its Affiliate's or any of their respective directors, officers, employees, shareholders, Affiliates, controlling persons, agents, advisors or representatives, shall have any liability or responsibility whatsoever to the Purchaser or its directors, officers, employees, Affiliates, controlling persons, agents or representatives on any basis (including in contract or tort, under Law or otherwise) based upon any information provided or made available, or statements made or not made (including in materials furnished in the data room, in presentations by the Seller's or its Affiliate's management or otherwise), to the Purchaser or its directors, officers, employees, Affiliates, controlling persons, advisors, agents or representatives (or any omissions therefrom), other than as expressly set forth in the specific representations and warranties of the Seller set forth in this Agreement, as limited by and subject to Article IX hereof, and the specific representations and warranties of the Seller's Affiliates set forth in the other Transaction Agreements; provided, however, that the consequence of any breach of a representation or warranty in any other Transaction Agreement shall be governed solely by the terms and conditions of the Transaction Agreement in which such representation or warranty was made.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

                  5.1. CONDUCT OF BUSINESS PRIOR TO THE CLOSING. Except as set forth on Schedule 5.1, without the prior written approval of the Purchaser, from and after the date of this Agreement and until the Closing, the Seller shall cause Newco to not do any of the following:

                  (a) purchase or sell any of its capital stock or other equity interests or grant or make any option, subscription, warrant, call, commitment or agreement of any character in respect of its capital stock or other equity interests;

                  (b)      amend any of the Newco Organizational Documents;

                  (c)      merge or consolidate with any Person;

                  (d) enter into any partnership, limited liability company or joint venture agreement;

                  (e) amend or terminate any contract, agreement or license to which it is a party or by which it is bound;

                  (f) incur, assume or guarantee any indebtedness or other liability;

                  (g) enter into any transaction with any officer, director or shareholder of Newco or its Affiliates;

                  (h) waive any right or release any debt or claim by Newco;

                  (i)      purchase or lease any assets;

                  (j) sell, lease, or otherwise dispose of any asset of Newco;

                  (k) destroy, damage or incur any loss to any asset of Newco;

                  (l) incur or suffer to exist any lien on any of the assets of Newco; or

                  (m)      agree or commit to do any of the foregoing.

                  5.2. SUPPLY AGREEMENT. The Purchaser shall cause Medicis to, and the Seller shall cause Q-Med to, enter into the Supply Agreement in the form attached hereto as Exhibit D as of the Closing Date.

                  5.3. AMENDED AND RESTATED LICENSE AGREEMENT. The Seller shall cause Q-Med and Newco to enter into the Amended and Restated License Agreement prior to the Closing.

                  5.4. ESCROW AGREEMENT. The Purchaser, the Seller and the Escrow Agent shall enter into the Escrow Agreement as of the Closing Date.

                  5.5. NEWCO ORGANIZATIONAL DOCUMENTS. On the Closing Date, the Seller shall deliver to the Purchaser true, correct and complete copies of the Newco Organizational Documents and any and all amendments, modifications or supplements thereto and the corporate books and records of Newco as the same shall exist on the Closing Date.

                  5.6. ACCESS TO BOOKS AND RECORDS; COOPERATION; CONFIDENTIALITY. (a) During the period commencing on the date hereof and ending on the Closing, the Seller will, and will cause Newco to, afford the Purchaser and its counsel, accountants and other authorized representatives, and the Purchaser will afford the Seller and its counsel, accountants and other authorized representatives, reasonable access, during normal business hours and upon reasonable advance notice to the officers, directors, employees, accountants and other advisors and agents, premises, properties, books, records, data and contracts of the Seller and Newco, on the one hand, or the Purchaser, on the other hand; provided that such access does not interfere with normal business operations. All communications and requests made pursuant to this
Section 5.6(a) shall be made (1) by **** on the part of the Purchaser and shall be directed to **** on behalf of the Seller and (2) by **** at Q-Med on the part of the Seller and shall be directed to Richard Peterson on behalf of the Purchaser.

                  (b) The Purchaser agrees that all information received or obtained by the Purchaser or any of its Affiliates, counsel, accountants and other authorized representatives from the Seller or its Affiliates or their respective representatives during the period from the date hereof through the Closing shall be considered Evaluation Materials as defined under the Confidentiality Agreement unless the Purchaser can demonstrate that such information is available to it from sources other than the Seller or its Affiliates or their respective representatives that are not under a duty of confidentiality with respect thereto. The Purchaser shall use such information only in connection with and for the purpose reflected in this Agreement and the other Transaction Agreements and for no other purpose. The Purchaser will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold any such information in confidence in accordance with the provisions of the Confidentiality Agreement.

                  (c) The Seller agrees that all information received or obtained by the Seller or any of its Affiliates, counsel, accountants and other authorized representatives from the Purchaser or its Affiliates or their respective representatives during the period from the date hereof through the Closing shall be considered to be the confidential information of the Purchaser and shall be protected as confidential information pursuant to the Mutual Disclosure and Confidentiality Agreement, dated September 15, 1999, between Medicis Pharmaceutical Corporation and Q-MED AB (the "PRIOR CONFIDENTIALITY AGREEMENT") unless the Seller can demonstrate that such information is available to it from sources other than the Purchaser or its Affiliates or their respective representatives that are not under a duty of confidentiality with respect thereto. The Seller shall use such information only in connection with and for the purpose reflected in this Agreement and the other Transaction Agreements and for no other purpose.

                  5.7. TRANSFERS IN ACCORDANCE WITH THIS AGREEMENT. The Purchaser shall not, directly or indirectly, Transfer, sell, pledge, hypothecate, encumber, or otherwise dispose of the Shares or any economic interest therein (including without limitation by means of any participation or swap transaction) to any Person, except in compliance with applicable Laws and Sections 5.7, 5.8, 5.9 and 11.1 of this Agreement. Except for the escrow of the Shares as contemplated by this Agreement, any attempt to transfer or otherwise dispose of the Shares in violation of the terms of this Agreement shall be null and void from inception and of no further force and effect.

                  5.8. SHARES TRANSFERS ONLY IN CONJUNCTION WITH TRANSFER OF THE AGREEMENT. No Transfer or other disposition of Shares shall be effective unless the Transferee, if not already a Party hereto, shall have executed and delivered to each other Party hereto, as a condition precedent to such Transfer or other disposition, an instrument or instruments reasonably satisfactory to such Parties confirming that the Transferee agrees to be bound by the terms of this Agreement with respect to the Shares so Transferred or disposed to the same extent applicable to the transferor thereof as if such party was originally a party hereto. The Purchaser shall not, directly or indirectly, Transfer this Agreement or its rights or obligations hereunder other than in connection with a Transfer or other disposition of the Shares in accordance with the terms and conditions of this Agreement.

                  5.9. SHARE CERTIFICATE LEGEND. A copy of this Agreement shall be kept with the records of Newco, and the share certificates of Newco shall, so long as it is true, contain a notation, with respect to all Shares subject to this Agreement reading substantially as follows:

                  THE SHARES OF HA NORTH AMERICAN SALES AB HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER SIMILAR LAW AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                  THESE SHARES ALSO ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SHARE PURCHASE AGREEMENT, DATED AS OF FEBRUARY 10, 2003, COPIES OF WHICH MAY BE OBTAINED FROM HA NORTH AMERICAN SALES AB.

                  5.10. TERMINATION OF AGREEMENTS. The Purchaser hereby agrees that the breach by the Purchaser of its obligations to make the Milestone Payments when due pursuant to Section 2.2 herein shall constitute a breach hereof and in the event of such a breach, (i) each of the Transaction Agreements (other than the Confidentiality Agreement and the Prior Confidentiality Agreement) shall automatically terminate and be of no further force and effect and (ii) the Purchaser shall, and shall cause its Affiliates to, assign any rights it or its Affiliates may have pursuant to the Trademarks to the Seller or such of the Seller's Affiliates as the Seller may designate, such assignment to be in the form attached hereto as Exhibit A. The Parties agree that the foregoing remedy pursuant to this Section 5.10 shall be the exclusive remedy for any breach of the Purchaser's obligation to make the Milestone Payments when due pursuant to Section 2.2; provided, that if such breach occurs after any Milestone Payment is due, the Seller shall be entitled to such Milestone Payment.

                  5.11. FILINGS AND CONSENTS. Each of the Seller and the Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any Governmental Authority or other Person required in connection with the execution, delivery or performance of this Agreement, except that other than with respect to filing fees payable to any Governmental Authority, the Purchaser shall not be required to make any payments to any Third Party. The Parties shall within three (3) Business Days following the date of this Agreement each make all appropriate filings under the HSR Act and thereafter shall diligently pursue termination of the waiting period under the HSR Act. The Parties further agree to respond promptly to any request from a Governmental Authorities for additional information or documentary material made pursuant to the HSR Act. Each Party agrees to furnish the other Party with copies of all non-confidential documents and correspondence (A) prepared by or on behalf of such Party for submission to any Governmental Authority and (B) received by or on behalf of such Party from any Governmental Authority, in each case in connection with the transactions contemplated hereby. Each Party agrees to use its reasonable best efforts to consult with and keep the other Party informed as to the status of such matters. The Purchaser shall pay all filing fees required to be paid in connection with the respective filings to be made under the HSR Act and each such foreign Law.

                  5.12. BOARD MEMBERS. (a) The Seller shall cause Newco to maintain a Board of Directors in accordance with the requirements of the Laws of the Kingdom of Sweden from the date hereof until the Closing. On the Closing Date, the Seller shall cause to be delivered to the Purchaser duly signed resignations, effective immediately after the Closing, of all board members, officers and other Persons having authority to sign on behalf of or otherwise bind Newco whose occupation is to perform services for the Seller or an Affiliate and shall take such other reasonable action as is necessary to accomplish the foregoing.

                  (b) On the Closing Date, the Purchaser shall cause a shareholders meeting of Newco to be duly held in accordance with Law (the "SHAREHOLDERS MEETING") at which meeting new board members of Newco shall be duly appointed in accordance with Law. The Purchaser shall cause such newly appointed board members to be registered at the Swedish Patent and Registration Office promptly after the Closing.

                  (c) At each annual shareholder's meeting for the 2003 and 2004 calendar years, the Purchaser shall cause the board members who have resigned on or before the Closing Date pursuant to clause (a) above to be discharged from all liability for their service on the board prior to and until the Closing Date (or the earlier date of their resignation); provided that the independent auditors of Newco at the time of the applicable shareholders meeting do not recommend against such discharge in such auditor's reports for the relevant period.

                  5.13. TAX MATTERS. (a) The Seller covenants that Newco will be a private aktiebolag as of the Closing Date.

                  (b) The Purchaser shall be permitted, at its option, to make an election under Section 338(g) of the Code.

                  (c) The Purchaser shall be permitted, at its election, to make an election under United States Treasury Regulation 301.7701-3 to treat Newco as a disregarded entity or partnership for United States Federal income tax purposes.

                  (d) The Purchaser will pay any Taxes or other expenses attributable to the making of any such election described in paragraph (b) or
(c) above.

                  (e) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) attributable solely to the purchase of the Shares by the Purchaser or to the making of any election described in paragraph (b) or (c) above shall be paid by the Purchaser when due, and the Purchaser will, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes and fees, and, if required under applicable Law, the Purchaser will cause its Affiliates to, join in the execution of any such tax returns and other documentation.

                  5.14. ACTIONS WITH RESPECT TO NEWCO. The Purchaser hereby agrees that it shall not cause the liquidation of, or take any actions with respect to the liquidation of, Newco (other than a deemed liquidation arising solely for U.S. federal income tax purposes) prior to the date that is three (3) months following the Closing Date.

                  5.15. EMPLOYEES; CONSULTING AGREEMENT. On the Closing Date and for a period of at least three (3) months thereafter, the Purchaser shall cause Newco to (a) employ the Person set forth on Schedule 5.15 (the "NEWCO EMPLOYEE") in the same position and on the same terms and conditions as Newco employed such Newco Employee immediately prior to the Closing Date, and (b) honor the existing terms and conditions of the Consulting Agreement, dated December 10, 2002, by and between Q-Med AB and Q-Med, Inc. (the "CONSULTING AGREEMENT").

                  5.16. CERTAIN CONTACTS. The Seller hereby acknowledges and agrees on behalf of itself and its Affiliates that the Purchaser may, after the Closing Date, contact the employee identified on Schedule 5.16 hereto and the Purchaser or any of its Affiliates may enter into a consulting and/or employment arrangement with such employee.

                                   ARTICLE VI

              CONDITIONS OF THE PURCHASER'S OBLIGATIONS AT CLOSING

                  The obligations of the Purchaser under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by the Purchaser:

                  6.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller contained herein shall be true and correct in all respects (and in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except that those representations and warranties which are made as of a specific date shall be true and correct only as of such date.

                  6.2. PERFORMANCE. The Seller shall have performed or fulfilled in all material respects all agreements, obligations, covenants and conditions contained herein required to be performed or fulfilled by the Seller before the Closing.

                  6.3. HSR ACT. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

                  6.4. PROCEEDINGS SATISFACTORY; COMPLIANCE CERTIFICATE. All corporate and legal proceedings taken by the Seller in connection with the transactions contemplated by this Agreement and all documents and papers relating to such transactions shall be satisfactory in all material respects to the Purchaser, in the reasonable exercise of its judgment. The Seller shall have delivered to the Purchaser a certificate dated as of the Closing, signed by the Seller certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

                  6.5. SUPPLY AGREEMENT. Q-Med shall have entered into the Supply Agreement in the form attached hereto as Exhibit D.

                  6.6. AMENDED AND RESTATED LICENSE AGREEMENT. Q-Med and Newco shall have entered into the Amended and Restated License Agreement prior to Closing, in a form satisfactory to the Purchaser, and the Amended and Restated License Agreement shall not have been further amended, modified or supplemented subsequent thereto and shall be in full force and effect as of the Closing.

                  6.7. ESCROW AGREEMENT. The Purchaser, the Seller and the Escrow Agent shall have entered into the Escrow Agreement.

                  6.8. INJUNCTIONS. At the Closing there shall not be in effect any Law or any order, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority ("GOVERNMENTAL ORDER") directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible to consummate such transactions.

                  6.9. CERTIFICATE. The Seller shall deliver to the Purchaser a certificate of an authorized board member of the Seller certifying and attaching: (a) the Seller's organizational documents as in effect as of the date hereof, (b) the board resolutions of the Seller authorizing the transactions contemplated by this Agreement and (c) the incumbency of the Seller's officers signing this Agreement and any other documents, instruments or certificates executed and delivered by the Seller at Closing.

                  6.10. SHARE CERTIFICATES. The Share certificates to be deposited pursuant to the Escrow Agreement shall be duly endorsed to the Purchaser and Newco's securities ledger shall have been updated to reflect the change in ownership of the Shares from the Seller to the Purchaser.

                  6.11. NEWCO. As of the Closing there shall have been no assignment by Newco for the benefit of its creditors, commencement by or against Newco of a voluntary or involuntary proceeding under any bankruptcy, insolvency, liquidation or similar Law, appointment with respect to Newco of a successor, trustee, custodian, sequestratror or similar official, and Newco shall not have been dissolved.

                  6.12. OPINIONS. The Purchaser shall have received opinions from Advokatfirman Vinge KB and Simpson Thacher & Bartlett, each in a form reasonably acceptable to the Purchaser.

                  6.13. NEWCO BALANCE SHEET. The Purchaser shall have received a balance sheet of Newco setting forth the capitalization, fixed assets and cash of Newco as of the Closing Date.

                                   ARTICLE VII

                CONDITIONS OF THE SELLER'S OBLIGATIONS AT CLOSING

                  The obligations of the Seller under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by the Seller:

                  7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained herein shall be true and correct in all respects (and in all material respects, in the case of those representations and warranties which are not by their express terms qualified by relevance to materiality) on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except that those representations and warranties which are made as of a specific date shall be true and correct only as of such date.

                  7.2. PERFORMANCE. The Purchaser shall have performed or fulfilled in all material respects all agreements, obligations, covenants and conditions contained herein required to be performed or fulfilled by the Purchaser before the Closing.

                  7.3. HSR ACT. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

                  7.4. PROCEEDINGS SATISFACTORY; COMPLIANCE CERTIFICATE. All corporate and legal proceedings taken by the Purchaser in connection with the transactions contemplated by this Agreement and all documents and papers relating to such transactions shall be satisfactory in all material respects to the Seller, in the reasonable exercise of its judgment. The Purchaser shall have delivered to the Seller a certificate dated as of the Closing, signed by the Purchaser, certifying that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

                  7.5. SUPPLY AGREEMENT. Medicis shall have entered into the Supply Agreement in the form attached hereto as Exhibit D.

                  7.6. ESCROW AGREEMENT. The Purchaser, the Seller and the Escrow Agent shall have entered into the Escrow Agreement.

                  7.7. INJUNCTIONS. At the Closing there shall not be in effect any Law or any Governmental Order directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible to consummate such transactions.

                  7.8. CERTIFICATE. The Purchaser shall deliver to the Seller a certificate of an authorized board member of the Purchaser certifying and attaching: (a) the Purchaser's organizational documents as in effect as of the date hereof, (b) the board resolutions of the Purchaser authorizing the transactions contemplated by this Agreement and (c) the incumbency of the Purchaser's officers signing this Agreement and any other documents, instruments or certificate executed and delivered by the Purchaser at Closing.

                  7.9. OPINIONS. The Seller shall have received opinions from Mannheimer Swartling Advokatbyra AB and Akin Gump Strauss Hauer & Feld LLP, each in a form reasonably acceptable to the Seller.

                                  ARTICLE VIII

                                   TERMINATION

                  8.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of the Seller and the Purchaser;

                  (b) by the Seller if the Closing has not occurred on or before the date that is forty-five (45) days after the date of this Agreement, unless the failure of such consummation shall be due to the failure of the Seller to comply in all material respects with the agreements and covenants contained herein; or

                  (c) by the Seller or the Purchaser if any of the conditions to such Party's obligations to perform set forth in Article VI or
Article VII, as applicable, becomes incapable of fulfillment; provided, however, that a Party may not seek termination pursuant to this Section 8.1(c) if such condition is incapable of fulfillment due to the failure of such Party to perform the agreements contained herein required to be performed by such Party at or before the Closing.

                  8.2. PROCEDURE AND EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1 or a termination of this Agreement pursuant to Section 8.4, written notice thereof shall forthwith be given to all other Parties and:

                  (a) Each of the Purchaser and the Seller will immediately at its expense return to the other Party all documents, work papers and other material of the other Party and its Affiliates relating to the transactions contemplated hereby obtained from that other Party or its Affiliates, whether so obtained before or after the execution hereof, and all copies, extracts or other reproductions, in whole or in part thereof which may have been by or on behalf of the Purchaser or the Seller or their respective representatives, as the case may be, and shall deliver to the other Party or destroy all notes or memorandum or other stored information of any kind containing, reflecting or derived from such documents, work papers and other material, except that one archival copy may be retained by each Party's outside counsel or in-house counsel. The return or destruction, as applicable, of such documents, work papers and other material (and all copies, extracts or other reproductions in whole or in part thereof) pursuant to this Section 8.2(a) shall be certified in writing by an authorized officer supervising the same. Notwithstanding such return or destruction, each of the Purchaser and the Seller shall not use or disclose to any Person any confidential information derived from the documents, work papers and other material of the other Party and shall be responsible for preventing the disclosure of any such information as provided in Section 5.6(b) and (c);

                  (b) All obligations of the Parties hereunder shall terminate, except for the confidentiality obligations under the Confidentiality Agreement and the Prior Confidentiality Agreement, Article X [Dispute Resolution] and Sections 5.6(b) and (c) [Confidentiality], 8.2 [Procedure and Effect of Termination], 11.8 [Expenses] and 11.16 [Publicity]; provided, however, that termination pursuant to such Section 8.1 and 8.4 will not relieve a defaulting or breaching Party from any liability to the other Party hereto, unless expressly otherwise provided herein;

                  (c) The Purchaser or its Permitted Transferees or Third Party transferees shall, and shall cause their Affiliates to, assign any rights it or its Affiliates may have pursuant to the Trademarks to the Seller or such of the Seller's Affiliates as the Seller may designate; and

                  (d) Other than as set forth in this Article VIII, neither Party hereto shall have any further obligation pursuant to this Agreement.

                  8.3.     NON-COMPETE. If this Agreement terminates pursuant to
Section 8.1(b) due to the failure of the condition set forth in Section 7.3 to have been met prior to the date set forth in Section 8.1(b), then the Purchaser shall not, and shall cause its Affiliates not to, for the period from the date of such termination to the six (6) month anniversary of such termination, engage in a business involving the marketing, use, import, offer for sale, sale, license, development, manufacturing or having manufactured any product that is in direct competition with the Licensed Products.

                  8.4. TRANSFER IN VIOLATION OF SECTION 11.1. If at any time there shall have been a Transfer by either Party pursuant to a Change in Control (other than a Volitional Change in Control) in violation of Section 11.1, the non-transferring Party shall have the right, in its sole discretion, to terminate this Agreement.

                                   ARTICLE IX

                                 INDEMNIFICATION

                  9.1. INDEMNIFICATION BY THE SELLER. Subject to the limits set forth in this Article IX and except as is otherwise provided in Section 9.8 hereof which shall govern the Parties' respective indemnification obligations with respect to Tax matters, from and after the Closing, the Seller shall indemnify, defend and hold the Purchaser and its Affiliates (including, after the Closing, Newco) and their respective officers, directors, stockholders, employees, agents and representatives (the "PURCHASER INDEMNIFIED PERSONS") harmless from and in respect of any and all Losses that they may incur as a result of, arising out of or due to (i) any breach of any representation or warranty, covenant or other agreement of the Seller contained in this Agreement (provided, that for purposes of this Section 9.1(a)(i), Section 3.6(ii) shall be read without regard to qualification with respect to knowledge), (ii) other than as a result of, arising out of or due to any improper action or improper omission of the Purchaser and its Affiliates, any Action attributable to the three month period following the Closing Date (the "THREE MONTH PERIOD") which relates to (x) the employment of the Newco Employee, (y) the Consulting Agreement or (z) the Employee Benefit Plans, to the extent such Losses are in excess of the funds held by Newco on the Closing Date with respect to such matters or (iii) other than as a result of, arising out of or due to any improper action or improper omission of the Purchaser and its Affiliates, any Action related to a termination of the employment of the Newco Employee or the termination of the Consulting Agreement that occurs no later than thirty (30) days following the Three Month Period (including any Losses attributable to Benefit Plans in connection with a termination of the employment of the Newco Employee during such period, whether or not such Losses arise during such period), but only to the extent such Losses exceed the funds held by Newco on the Closing Date with respect to such matters.

                  (b) The Seller shall not have any liability under Section 9.1(a) unless the aggregate of all Losses relating thereto for which the Seller would, but for this Section 9.1(b), be liable exceeds on a cumulative basis an amount equal to $159,000, and then only to the extent of any such excess, after which the entire amount of such Losses which is payable pursuant to the provisions of Section 9.1 shall be paid by the Seller subject to the Cap (as such term is defined below); provided, that the Seller shall not have any liability under Section 9.1(a) for any individual item where the Loss relating to such item is less than $10,000; provided, further, however, that the Seller's aggregate liability under Section 9.1(a) shall in no event exceed the aggregate of the amounts paid to and received by the Seller pursuant to Section 2.2 (the "CAP"). All amounts paid to Purchaser Indemnified Persons pursuant to Section
9.1 of this Agreement and all amounts paid to Licensee Indemnified Persons (as such term is defined in the Amended and Restated License Agreement) pursuant to
Section 10.1 of the Amended and Restated License Agreement shall be aggregated for purposes of determining the satisfaction of the Cap. The limitations of this
Section 9.1(b) shall not apply to any claim for indemnification made under
Section 9.1(a)(ii). The Seller shall have no liability under Section 9.1(a) to the extent a Purchaser Indemnified Person has been paid pursuant to the Supply Agreement or the Amended and Restated License Agreement for an indemnification claim involving the identical substantive issue.

                  9.2. INDEMNIFICATION BY THE PURCHASER. (a) Subject to the limits set forth in this Article IX and except as otherwise provided in Section
9.8 hereof which shall govern the Parties' respective indemnification obligations with respect to Tax matters, from and after the Closing, the Purchaser shall indemnify, defend and hold the Seller and its Affiliates and its officers, directors, stockholders, employees, agents and representatives (the "SELLER INDEMNIFIED PERSONS") harmless from and in respect of any and all Losses that they may incur as a result of, arising out of or due to any breach of any representation or warranty, covenant or other agreement of the Purchaser or its Affiliates (including, after Closing, Newco) contained in this Agreement.

                  (b)      The Purchaser shall not have any liability under
Section 9.2(a) unless the aggregate of all Losses relating thereto for which the Purchaser would, but for this Section 9.2(b), be liable exceeds on a cumulative basis an amount equal to $159,000, and then only to the extent of any such excess; provided, that the Purchaser shall not have any liability under Section 9.2(a) for any individual item where the Loss relating to such item is less than $10,000; provided, further, however that the Purchaser's aggregate liability under Section 9.2(a) shall in no event exceed the Cap. All amounts paid to Seller Indemnified Person pursuant to this Section 9.2 and all amounts paid to Licensor Indemnified Persons (as such term is defined in the Amended and Restated License Agreement) pursuant to Section 10.2 of the Amended and Restated License Agreement shall be aggregated for purposes of determining the satisfaction of the Cap. The Purchaser shall have no liability under Section 9.2(a) to the extent a Seller Indemnified Person has been paid pursuant to the Supply Agreement or the Amended and Restated License Agreement for an indemnification claim involving the identical substantive issue.

                  9.3. NOTICE OF CLAIMS. If there occurs an event which any of the Persons to be indemnified under this Article IX asserts is indemnifiable pursuant to Section 9.1 or 9.2 (the "INDEMNIFIED PARTY"), the Party or Parties seeking indemnification shall so notify the Party from whom indemnification is sought (the "INDEMNIFYING PARTY") promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any Action at law or in equity is instituted by or against a Third Party with respect to which the Indemnified Party intends to claim any liability as a Loss under this Section 9.3, the Indemnified Party shall promptly notify the Indemnifying Party of such Action and tender to the Indemnifying Party the defense of such Action. A failure by the Indemnified Party to give notice and to tender the defense of the Action in a timely manner pursuant to this Section 9.3 shall not limit the obligation of the Indemnifying Party under this Article IX, except to the extent such Indemnifying Party is materially prejudiced thereby.

                  9.4.     CONTROL OF CLAIMS. The Indemnifying Party under this
Article IX shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any Action for which indemnification is sought pursuant to this Article IX ("INDEMNIFIABLE CLAIM"), and if the Indemnifying Party elects to assume the defense thereof, the Indemnifying Party shall not be liable to the Party or Parties seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such Party or Parties in connection with the defense thereof; provided that if the Indemnified Party has been advised in writing by outside counsel that there is a potential conflict between the interests of the Indemnifying Party and the Indemnified Party, the reasonable out-of-pocket fees and expenses of one separate counsel for the Indemnified Party shall be paid by the Indemnifying Party and such separate counsel shall be selected by the Indemnified Party in its sole discretion. Notwithstanding the foregoing, the reasonable legal fees and expenses of counsel selected by the Indemnified Party in its sole discretion in connection with an Indemnifiable Claim as to which the Indemnifying Party does not assume the defense or is not entitled to assume the defense shall be considered Losses for purposes of this Article IX. The Indemnifying Party may compromise or settle such Action, provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement, provided, further that the Indemnifying Party shall not compromise or settle any Indemnifiable Claim without the prior written approval of the Indemnified Party, such approval not to be unreasonably withheld or delayed, unless all relief provided is paid or satisfied in full by the Indemnifying Party. No Indemnified Party may compromise or settle any Indemnifiable Claim without the prior written approval of the Indemnifying Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of an Indemnifiable Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Indemnifiable Claim and, at its own expense, to employ counsel of its own choosing for such purpose. The Parties hereto shall cooperate with each other and their respective counsel in the defense, negotiation or settlement of any Indemnifiable Claim.

                  9.5. SURVIVAL. The representations and warranties of the Parties contained in this Agreement shall survive until the eighteen (18) month anniversary of the Closing Date and the covenants to be performed following the Closing Date shall survive until the date that is six (6) months after the end of the applicable period for performance thereof.

                  9.6. INDEMNIFICATION CALCULATIONS. The amount of any Losses for which indemnification is provided under this Article IX shall be computed net of any insurance proceeds received by the Indemnified Party in connection with such Losses. If an Indemnified Party receives insurance proceeds in connection with Losses for which it has received indemnification, such Party shall refund to the Indemnifying Party the amount of such insurance proceeds when received, up to the amount of indemnification received. An Indemnified Party shall use its commercially reasonable efforts to pursue insurance claims with respect to any Losses. The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

                  9.7. LEGISLATION ETC. The Seller shall not have any liability under Section 9.8 to the extent that any Losses relating thereto for which the Seller would, but for this Section 9.7, be liable (i) occur as a result of the passing of any legislation not in force at the date hereof or which has retroactive effect or (ii) are recoverable under an insurance policy or would have been recoverable had the insurance protection level which existed as of the Closing Date been continued and would not have arisen but for an act, omission or transaction carried out by the Purchaser or persons deriving title for the Purchaser or Newco after the Closing Date.

                  9.8. TAX INDEMNIFICATION. (a) The Seller shall indemnify, defend and hold harmless (on an after tax basis and net of any directly related tax credit or deduction that the Purchaser Indemnified Persons actually obtain) the Purchaser Indemnified Persons from, and without any duplication, any (1) Tax of Newco described in clause (i) of the definition of Taxes related to the Pre-Closing Tax Period, (2) Tax described in clause (ii) and (iii) of the definition of Tax, provided, that notwithstanding anything to the contrary in this Section 9.8(a)(1) or (a)(2), the Seller in no event shall be obligated to indemnify, defend or hold harmless any Purchaser Indemnified Party for any Taxes of Newco for any tax period to the extent such Taxes arise solely from or as a result of any action taken by Newco (or by any Purchaser Indemnified Person or Affiliate with respect to Newco) post-Closing including, without limitation, any elections or changes in the legal structure of Newco, (3) Tax of Newco resulting from the breach of the provision of Sections 3.8 or 5.13(a), (4) Taxes attributable to the first three-months as of and after the Closing Date during which Newco Employees are employed by Newco, including any Taxes resulting from the Consulting Agreement, in each case other than as a result of, or arising out of the failure of the Purchaser and its Affiliates to comply with the requirements set forth in Schedule 9.8, but only to the extent such Taxes exceed the funds held by Newco on the Closing Date with respect to such matters, and
(5) Losses arising out of or incident to the imposition, assessment or assertion of any Tax described in (1)-(4).

                  (b) The Purchaser shall indemnify, defend and hold harmless (on an after tax basis and net of any directly related tax credit or deduction that the Seller Indemnified Persons actually obtain) the Seller from any Taxes (1) imposed on Newco solely as a result of any action by the Purchaser or its Affiliates (or by Newco after the Closing), including but not limited to Taxes resulting from such action (i) occurring on the Closing Date after the Closing that is not in the ordinary course of business, (ii) occurring after the Closing Date or (iii) occurring during a Pre-Closing Tax Period, (2) resulting from the breach of Section 5.13(d), or (3) imposed on Newco with respect to any taxable period or portion thereof that begins after the Closing Date;

except to the extent that such Taxes above are subject to indemnification by the Seller pursuant to Section 9.8(a)(1)-(5) above.

                  (c) The Purchaser shall indemnify, defend and hold harmless (on an after tax basis and net of any directly related tax credit or deduction that the Seller actually obtains) the Seller from any Taxes not subject to indemnification pursuant to paragraph (a), including but not limited to Taxes (1) resulting from any transaction (i) occurring on the Closing Date after the Closing that is not in the ordinary course of business, (ii) occurring after the Closing Date or (iii) occurring during a Pre-Closing Tax Period as a result of any action by the Purchaser or by the Seller at the direction of the Purchaser (including, without limitation, any Taxes resulting from, arising out of or due to any action or election taken by the Seller at the request or direction of the Purchaser) or (2) imposed on Newco with respect to any taxable period or portion thereof that begins after the Closing Date.

                  (d) For purposes of this Section, in the case of Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall
(1) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (2) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (2) shall be made in a manner consistent with prior practice of Newco.

                  9.9. EXCLUSIVE REMEDIES. Except as otherwise set forth herein, the remedies set forth in this Article IX will be the exclusive remedies available to the Parties hereto with respect to any Losses or any other damages, costs or expenses of any kind or nature or any other claim or remedy directly or indirectly resulting from, arising out of or relating to any of this Agreement (including alleged breaches of representation, warranty, covenant or any other term or provision or for any alleged misrepresentation), the transactions contemplated hereby and the Shares; provided that nothing herein shall limit in any way any Party's remedies in respect of fraud by the other Party in connection herewith or in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that any and all Actions resulting from, arising out of or based upon the provisions of this Agreement may be asserted or brought solely under and in accordance with the terms of this Agreement.

                                    ARTICLE X

                               DISPUTE RESOLUTION

                  10.1. PURPOSE. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article X if and when a dispute arises out of, or relating to, this Agreement.

                  10.2. ARBITRATION. The Parties agree that any dispute arising out of or in connection with this Agreement, or the breach, termination, or invalidity thereof, shall be resolved as follows. In the event of a dispute between the Parties, either Party may initiate the dispute resolution procedures of this Section 10.2 by providing written notice (the "NOTICE OF CLAIM") to the other Party identifying the dispute and stating the desire to resolve the dispute. After receiving the Notice of Claim, respondent will respond in writing by stating its position and setting forth a proposed resolution of the dispute. If claimant and respondent are not able to resolve the dispute within twenty
(20) days thereafter, the matter in dispute shall be settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitral tribunal shall be comprised of three arbitrators; the Party nominated arbitrators shall be appointed in accordance with the Rules of the ICC. The Party nominated arbitrators will have thirty (30) days to appoint a chair. If they are unable to make such appointment within that time, then the chair shall be appointed in accordance with the Rules of the ICC. The place of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English. The Parties agree that the losing Party shall bear the cost of the arbitration filing and hearing fees, the cost of the arbitrators and the ICC administrative expenses and the attorney's fees and associated costs and expenses of each Party. The Parties agree to reasonable document discovery provided the requesting Party makes a showing of relevance and need to the tribunal.

                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.1.    ASSIGNMENT.

                  (a) The Purchaser may only Transfer or assign this Agreement and its rights and obligations hereunder in accordance with Sections 5.7, 5.8, 5.9 and 11.1. The Seller may only Transfer its respective rights and obligations hereunder in accordance with this Section 11.1.

                  (b) Commencing on the date that is three (3) months following the Closing Date, each of the Seller and the Purchaser shall be entitled to Transfer its rights or obligations under this Agreement without the written consent of the other Party hereto to its Permitted Transferee for so long as such Permitted Transferee continues to be a Permitted Transferee; provided that such Transfer shall be null and void ab initio and of no further force and effect unless (i) such Transfer was effected in accordance with the terms and conditions of this Agreement and (ii) the Permitted Transferee, if not already a Party hereto, shall have executed and delivered to the other Party hereto, as a condition precedent to such Transfer, an instrument or instruments reasonably satisfactory to the other Party hereto, confirming that the Permitted Transferee shall be bound by the terms of this Agreement to the same extent applicable to the transferring Party, as if such Permitted Transferee was originally a Party hereto. Any such Permitted Transferee shall and the transferring Party shall cause such Permitted Transferee to Transfer back to the transferring Party (or to another Permitted Transferee of the transferring

Party), its rights and obligations hereunder prior to such Permitted Transferee ceasing to be a Permitted Transferee of the transferring Party. Upon such Permitted Transferee ceasing to be a Permitted Transferee hereunder, any Transfer of rights and obligations hereunder shall be null and void from inception and of no further force or effect.

                  (c) Commencing on the date on which all of the Milestone Payments to be paid pursuant to Section 2.2(b) hereof have been paid to and received by the Seller (provided that all such Milestone Payments may be pre-paid at any time, regardless of whether such Milestone Payments are then due under Section 2.2 hereof), the Purchaser or its Permitted Transferees shall be entitled in accordance with this clause (c) to Transfer its rights and obligations under this Agreement to a Third Party, subject to the prior written consent of the Seller; provided that (i) in the event of a Volitional Change in Control such Transfer shall be null and void ab initio and of no further force and effect unless (A) such Transfer was effected in accordance with the terms and conditions of this Agreement and (B) the Third Party shall have executed and delivered to the Seller as a condition precedent to such Transfer, an instrument or instruments reasonably satisfactory to the Seller confirming that the Third Party shall be bound by the terms of this Agreement to the same extent applicable to the Purchaser as if such Third Party was originally a Party hereto and (ii) in the event of a Change in Control (other than a Volitional Change in Control) such Transfer shall give rise to a right of termination pursuant to
Section 8.4 herein unless such Transfer was effected in accordance with the terms and conditions of this Agreement. The Parties agree that the Seller may only withhold its consent in the event that the Seller reasonably determines (such determination to be made without unreasonable delay, and such consent, or the withholding thereof, to be promptly communicated once determined) that the proposed Third Party transferee **** (iv) does not have financial condition at least comparable to that of Medicis as of Closing or (v) has been or is currently debarred under the authority of the FDCA or Canada's FDA and/or regulations thereunder.

                  (d) The Seller or its Permitted Transferees shall be entitled to Transfer its rights and obligations under this Agreement to a Third Party, subject to the prior written consent of the Purchaser; provided that (i) in the event of a Volitional Change in Control such Transfer shall be null and void ab initio and of no further force and effect, unless (A) such Transfer was effected in accordance with the terms and conditions of this Agreement and (B) the Third Party shall have executed and delivered to the Purchaser as a condition precedent to such Transfer, an instrument or instruments reasonably satisfactory to the Purchaser confirming that the Third Party shall be bound by the terms of this Agreement to the same extent applicable to the Seller or its Permitted Transferees as if such Third Party was originally a Party hereto and
(ii) in the event of a Change in Control (other than a Volitional Change in Control) such Transfer shall give rise to a right of termination pursuant to
Section 8.4 herein unless such Transfer was effected in accordance with the terms and conditions of this Agreement. The Parties agree that the Purchaser may only withhold its consent in the event that the Purchaser reasonably determines (such determination to be made without unreasonable delay, and such consent, or the withholding thereof, to be promptly communicated once determined) that (i) the proposed Third Party transferee does not have the financial condition to perform the Seller's obligations under this Agreement, (ii) if the Seller and/or one of its Affiliates is not the surviving entity upon the consummation of such proposed Transfer, upon the consummation of such proposed Transfer the successor entity will not have a manufacturing capacity at least comparable to the Seller's and its Affiliates' manufacturing capacity immediately prior to such proposed Transfer, (iii) such

Transfer has not received all required Regulatory Approvals, or if the Seller and/or one of its Affiliates is not to be the surviving entity upon the consummation of such proposed Transfer, upon the consummation of such proposed Transfer the proposed Third Party transferee will not have all Regulatory Approvals required for its performance of this Agreement or (iv) such proposed Third Party transferee has been or is currently debarred under the authority of the FDCA or Canada's FDA and/or regulations thereunder.

                  (e) The Seller and the Purchaser, as the case may be, and each of their respective present and former officers, directors, employees and Affiliates shall be released and discharged of its respective rights and obligations pursuant to this Agreement and from any and all claims, rights, causes of actions or suits and recoveries related thereto upon the consummation of a Transfer to a Third Party in accordance with the terms and conditions set forth herein.

                  (f) Subject to the foregoing provisions of this Section 11.1, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the Parties.

                  11.2. NOTICES. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person.

                  If to the Seller:

                  Q-Med International Holding B.V.
                  Narita Weg 165
                  1043 BW Amsterdam

                  with a copy to (which shall not constitute notice):

                  Q-Med
                  Seminariegatan 21
                  752 28 Uppsala, Sweden
                  Attention: Legal Department
                  Telephone No.: +46 18 474 90 00
                  Facsimile No.: +46 18 474 90 01

                  with a copy to (which shall not constitute notice):

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Attention: Richard A. Miller
                  Telephone No.: (212) 455-7150
                  Facsimile No.: (212) 455-2502

                  If to the Purchaser:

                  Medicis Sweden Holdings AB
                  c/o Medicis Pharmaceutical Corporation
                  8125 N. Hayden Road
                  Scottsdale, Arizona, 85258-2463
                  Attention: Jonah Shacknai
                  Telephone No.: (602) 808-3800
                  Facsimile No.: (602) 778-6007

                  with a copy to (which shall not constitute notice):

                  Medicis Pharmaceutical Corporation
                  8125 N. Hayden Road
                  Scottsdale, Arizona 85258-2463
                  Attention: Legal Department
                  Telephone No.: (602) 808-8800
                  Facsimile No.: (602) 808-3891

                  with a copy to (which shall not constitute notice):

                  Akin Gump Strauss Hauer & Feld LLP
                  590 Madison Avenue
                  New York, New York 10022
                  Attention: Stephen E. Older and Susan Cohen
                  Telephone No.: (212) 872-1000
                  Facsimile No.: (212) 872-1002

                  11.3. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York regardless of the Laws that might govern pursuant to applicable principles of conflicts of Laws thereof.

                  11.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

                  11.5. HEADINGS. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                  11.6. ENTIRE AGREEMENT. The Transaction Agreements, each of their appendices, exhibits, schedules and certificates, and all documents and certificates delivered or contemplated in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto.

                  11.7. SEVERABILITY. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by Law.

                  11.8. EXPENSES. The Seller and the Purchaser will each bear their own expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

                  11.9. FURTHER ACTIONS. The Seller and the Purchaser each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper and execute and deliver such documents and other papers as may be required to make effective the transactions contemplated by this Agreement.

                  11.10. NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH HEREIN, (I) THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE SHARES OR NEWCO, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, (II) THE SELLER MAKES NO, AND HEREBY DISCLAIMS ANY, REPRESENTATION OR WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE REGARDING THE SHARES OR NEWCO AND (III) THE SHARES AND NEWCO ARE BEING TRANSFERRED TO THE PURCHASER ARE CONVEYED ON AN "AS IS, WHERE IS" BASIS AS OF THE CLOSING, AND THE PURCHASER SHALL RELY UPON ITS OWN EXAMINATION THEREOF. Without limiting the foregoing, the Purchaser acknowledges that it has not and is not relying upon any implied warranty of merchantability or fitness for a particular purpose, or upon any representation or warranty whatsoever as to the prospects (financial, regulatory or otherwise) or the reliability, suitability, ability to produce a particular result, and validity, regarding the Shares or Newco, except that the Purchaser may rely on the representations and warranties contained herein. This provision shall not affect the rights or obligations of either Party hereto with respect to any other Transaction Agreement.

                  11.11. WAIVER. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of the Seller or the Purchaser in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either the Seller or the Purchaser of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                  11.12. AMENDMENT. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties hereto and specifically referencing this Agreement.

                  11.13. NO THIRD PERSON RIGHTS. Except as provided in Article IX and Section 11.18, no provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement.

                  11.14. CONSTRUCTION. This Agreement will be deemed to have been drafted by each of the Seller and the Purchaser and will not be construed against any Party as the draftsperson hereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

                  11.15. APPENDICES, EXHIBITS, SCHEDULES AND CERTIFICATES. Each appendix, exhibit, schedule and certificate attached hereto is incorporated herein by reference and made a part of this Agreement.

                  11.16. PUBLICITY. Neither Party shall issue or release any media release or public announcement (including, without limitation, any announcements made via any posting on the World Wide Web or Internet), or other similar publicity announcing the existence of this Agreement or relating to any term or condition of this Agreement or the relationships created by this Agreement without three (3) Business Days prior written notice, including by e-mail, to the other Party and the prior agreement of the other Party on the relevant wording relating to the Agreement or term or condition of the Agreement. Notwithstanding the foregoing, each Party shall have the right to issue media releases immediately and without the prior consent of the other Party that disclose any information required by the rules and regulations of the Securities and Exchange Commission, the Stockholm Stock Exchange or applicable Law; provided that the disclosing Party shall notify, including by e-mail, the other Party no later than simultaneously with such issuance of such issuance and shall use commercially reasonable efforts to provide a copy of the relevant wording relating to the Agreement, or any term or condition thereof or the other Party prior to the disclosure thereof. The Seller shall contact Medicis' Investor Relations Group for approval. The Purchaser shall contact **** at Q-Med for approval.

                  11.17. ENFORCEMENT. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

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                                                                              33

                  11.18. CERTAIN AFFILIATE TRANSFERS. Neither Party shall (1) invest, directly or indirectly, in an Affiliate which has operations or conducts activities in the field of Aesthetic Enhancement, or (2) transfer or make available any of its activities, operations or assets in the field of Aesthetic Enhancement (including research and development, marketing, know-how or other intellectual property, management of regulatory relations and protection of intellectual property) to an Affiliate, without causing such Affiliate to enter into an agreement for the benefit of the other Party by which such Affiliate agrees to be bound by the provisions hereof in all relevant respects to the same effect as if such Affiliate had originally been a party hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                           Q-MED INTERNATIONAL HOLDING. B.V.

                                           By: /s/ Bengt Agerup
                                               -------------------------------
                                               Name: Bengt Agerup
                                               Title: Director

                                           By: /s/ Erika Kjellberg-Eriksson
                                               -------------------------------
                                               Name: Erika Kjellberg-Eriksson
                                               Title: Director


                                           MEDICIS SWEDEN HOLDINGS AB

                                           By: /s/ Jonah Shacknai
                                               -------------------------------
                                               Name: Jonah Shacknai
                                               Title: Director